RESIGNATION AGREEMENT

For good and valuable consideration, the parties hereto agree that, pursuant to that Executive Employment Agreement (the “Employment Agreement”) entered November 12, 2002 between Donald S. Shaffer  (“Executive”) and Dollar General Corporation  (the “Company”), Executive hereby resigns from his position as President and Chief Operating Officer of the Company, effective May 7, 2003.

The Company acknowledges and agrees that Executive’s resignation shall be considered a “Retirement” under the Company’s Employee Stock Incentive Plan and constitutes a Post-Transition Resignation as defined in Section 8(d) of the Employment Agreement.  Assuming Executive’s execution of a Settlement Agreement, General Release and Covenant Not to Sue in the form of Addendum A to the Employment Agreement (“Settlement Agreement”), such resignation triggers the severance obligations referenced in Section 9 (b)(i–vi) of the Employment Agreement.

In addition, pursuant to Paragraph 9(b)(vi) of the Employment Agreement, and assuming execution of the Settlement Agreement, Executive and Company agree that, if, within 18 months of May 7, 2003, Executive moves his residence more than 100 miles from Nashville,Tennessee, Company shall, at Executive’s election, (a) reimburse Executive’s closing costs related to any new home purchase, up to a maximum amount equal to two percent (2%) of the purchase price of such new home, and reimburse his documented expenses reasonably related to such change of residence up to a maximum amount of $55,000 (excluding the closing costs referenced above); OR (b) purchase Executive’s Nashville residence (515 Westview Avenue) for $2,500,000.

Assuming execution of the Settlement Agreement, and in lieu of the written notice referenced in Paragraph 8(c)(ii) of the Agreement, Company will pay Executive a lump sum payment equal to 30 days of his base annual salary less applicable deductions. Such payment shall be made promptly upon the expiration of seven days after Executive’s execution of the Settlement Agreement.

So agreed, this 7th day of May, 2003.

Executive

Company

/s/ Donald S. Shaffer

/s/ David A. Perdue

Donald S. Shaffer

David A. Perdue

Chief Executive Officer

Dollar General Corporation